Exhibit 99.1

GOLDFIELD ANNOUNCES SECOND-QUARTER AND SIX MONTH 2018 RESULTS
Company Achieves Record Revenues, Increased Backlog and Invests for Future Growth and Efficiency
MELBOURNE, Florida, August 7, 2018 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced its financial results for the three and six months ended June 30, 2018. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc. and Southeast Power Corporation, Goldfield provides electrical construction services primarily in the Southeast, mid-Atlantic, Texas and Southwest regions of the United States.
President and Chief Executive Officer John H. Sottile said, “We are pleased to announce record second-quarter and six-month revenue as we experienced overall increased bidding and project activity and a higher backlog in a healthy market which is very competitive. Our results in the first half of this year benefited from higher volume of MSA electrical construction projects awarded and work completed in the Texas and Southwest and mid-Atlantic regions in particular, though the project mix afforded us lower margins. Overall, the healthy economy and strong industry outlook present many new opportunities for us.”
Three Months Ended June 30, 2018
For the three months ended June 30, 2018, compared to the same period in 2017:

•
Total revenue increased 28.8% to $37.5 million from $29.1 million, primarily from MSA customer project activity in the mid-Atlantic and Texas and Southwest regions, partially offset by a decrease in the Southeast region caused by project mix and related labor requirements.

•	Gross margin on electrical construction operations was 19.1% compared to 25.7%, mainly due to lower margins on a higher volume of electrical construction projects.

•
Operating income decreased to $3.4 million from $4.1 million due to increases in selling, general and administrative expenses (“SG&A”) and higher depreciation, partially offset by the increase in gross margin in Other operations. Lower margin work and cost increases, despite the higher volume of electrical construction projects, also contributed to the decrease.

•	Net income declined to $2.2 million, or $0.08 per share, from $2.5 million, or $0.10 per share.

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•	EBITDA (a non-GAAP measure)(1) was $5.4 million compared to $5.9 million as a result of the same factors which drove operating income.
Six Months Ended June 30, 2018
For the six months ended June 30, 2018, compared to the same period in 2017:

•
Total revenue increased 20.2% to $71.9 million from $59.8 million attributable primarily to MSA electrical construction projects awarded and work completed in the Texas and Southwest and mid-Atlantic regions.

•	Gross margin on electrical construction operations remained healthy at 20.3% compared to 25.5%.

•
Operating income decreased to $6.8 million from $8.4 million due to changes in project mix which resulted in a higher volume of lower margin work in a business environment of increased competition, as well as increases in SG&A expenses and higher depreciation. Higher wage and salary expense, and to a lesser extent costs associated with changing our filing status to become an accelerated filer, were key SG&A items. Higher depreciation was attributable to an increase in capital expenditures.

•	Net income declined to $4.6 million, or $0.18 per share, compared to $5.2 million, or $0.20 per share.

•	EBITDA (a non-GAAP measure)(1) was $10.8 million compared to $12.0 million as a result of the same factors which drove operating income.
Backlog
As of June 30, 2018, the Company’s 12-month electrical construction backlog increased significantly to $85.5 million from $68.8 million one year ago, while 12-month estimated MSA backlog decreased to $51.5 million from $55.1 million. Total backlog, which includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts, increased 12.7% to $146.1 million compared to $129.7 million as of June 30, 2017. The size and amount of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.
Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.

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Conference Call
The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on Wednesday, August 8, 2018. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at https://78449.themediaframe.com/dataconf/productusers/gv/mediaframe/25251/indexl.html or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months.

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About Goldfield
Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic, Texas and Southwest regions of the United States. For additional information on our second-quarter 2018 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.
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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measure used in this earnings release is more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measure to the reported GAAP measure. The non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. This measure should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Steve Carr
Phone:    (312) 780-7211
Email:     scarr@dresnerco.com

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The Goldfield Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenue
Electrical construction	$36,195,767	$28,804,467	$70,327,686	$58,253,114
Other	1,311,477	305,415	1,618,254	1,580,632
Total revenue	37,507,244	29,109,882	71,945,940	59,833,746
Costs and expenses
Electrical construction	29,287,017	21,410,600	56,069,877	43,419,573
Other	793,348	216,727	1,007,105	1,091,004
Selling, general and administrative	2,112,110	1,554,782	4,228,523	3,334,756
Depreciation and amortization	2,002,233	1,812,597	3,889,742	3,561,488
(Gain) loss on sale of property and equipment	(51,826)	14,138	(65,217)	11,565
Total costs and expenses	34,142,882	25,008,844	65,130,030	51,418,386
Total operating income	3,364,362	4,101,038	6,815,910	8,415,360
Other income (expense), net
Interest income	10,053	5,855	16,841	13,190
Interest expense, net of amount capitalized	(207,684)	(138,440)	(397,300)	(272,459)
Other income, net	22,274	15,818	37,367	30,467
Total other expense, net	(175,357)	(116,767)	(343,092)	(228,802)
Income before income taxes	3,189,005	3,984,271	6,472,818	8,186,558
Income tax provision	1,037,512	1,466,378	1,915,651	3,003,516
Net income	$2,151,493	$2,517,893	$4,557,167	$5,183,042

Net income per share of common stock — basic and diluted	$0.08	$0.10	$0.18	$0.20
Weighted average shares outstanding — basic and diluted	$25,451,354	$25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS
Current assets
Cash and cash equivalents	$9,870,523	$18,529,757
Accounts receivable and accrued billings, net	24,418,346	21,566,842
Costs and estimated earnings in excess of billings on uncompleted contracts	10,411,674	6,074,346
Income taxes receivable	—	619,552
Residential properties under construction	4,818,522	2,412,202
Prepaid expenses	1,125,766	993,668
Other current assets	851,602	1,532,110
Total current assets	51,496,433	51,728,477

Property, buildings and equipment, at cost, net	40,206,369	36,072,300
Deferred charges and other assets	6,468,791	5,831,163
Total assets	$98,171,593	$93,631,940

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$11,417,561	$9,379,535
Current portion of notes payable, net	5,064,775	6,099,787
Income taxes payable	276,201	—
Accrued remediation costs	73,352	87,553
Other current liabilities	351,389	166,268
Total current liabilities	17,183,278	15,733,143

Deferred income taxes	4,951,436	4,698,720
Accrued remediation costs, less current portion	428,976	434,164
Notes payable, less current portion, net	14,197,805	16,151,567
Other accrued liabilities	304,618	66,033
Total liabilities	37,066,113	37,083,627
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	41,150,607	36,593,440
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders’ equity	61,105,480	56,548,313
Total liabilities and stockholders’ equity	$98,171,593	$93,631,940

The Goldfield Corporation and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
EBITDA	2018	2017	2018	2017
Net income (GAAP as reported)	$2,151,493	$2,517,893	$4,557,167	$5,183,042
Interest expense, net of amount capitalized	207,684	138,440	397,300	272,459
Provision for income taxes, net (1)	1,037,512	1,466,378	1,915,651	3,003,516
Depreciation and amortization (2)	2,002,233	1,812,597	3,889,742	3,561,488
EBITDA	$5,398,922	$5,935,308	$10,759,860	$12,020,505
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(1) Provision for income tax, net is equal to the total amount of tax provision, which includes the tax benefit for discontinued operations.
(2) Depreciation and amortization includes depreciation on property, plant and equipment and amortization of finite-lived intangible assets.